EXHIBIT 99.1

Adept Technology Reports First Quarter Fiscal Year 2011 Results

PLEASANTON, Calif., Nov. 4, 2010 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent vision-guided and autonomous mobile robotic solutions, today announced financial results for its fiscal 2011 first quarter ended September 25, 2010.

First Quarter 2011 Results

Revenues for the first quarter of fiscal 2011 increased 25% to $14.6 million from $11.7 million for the first quarter of fiscal 2010. In line with normal historical seasonality, revenues declined 12% from the previous quarter of $16.5 million. The Company reported a GAAP net loss of $1.1 million or $0.12 per share in the first quarter of fiscal 2011, which compares to a net loss of $82,000, or $0.01 per share in the first quarter of fiscal 2010 and a net loss of $186,000, or $0.02 per share in the previous quarter.

Gross margin was 44% of revenue in the first quarter of fiscal 2011, compared to 45% of revenue in the first quarter of fiscal 2010 and 42% in the previous quarter. Fluctuations in gross margin are primarily related to product mix and the impact of currency exchange in each period.

Operating expenses in the first quarter of fiscal 2011 were $7.0 million, compared to $5.5 million for the same period last year and $6.9 million in the fourth quarter of fiscal 2010.  The increase in operating expenses from 2010 was driven primarily by stock compensation expense recognized for the issuance of stock consideration in the MobileRobots acquisition. Increased expense in 2011 was also due to the temporary salary reductions in effect in Q1 of fiscal 2010. Operating loss for the first quarter of fiscal 2011 was $638,000, compared to an operating loss of $209,000 for the first quarter of fiscal 2010 and an operating loss of $59,000 in the previous quarter.

Adept's adjusted EBITDA was $203,000 in the first quarter of fiscal 2011, compared with adjusted EBITDA of $693,000 for the first quarter of fiscal 2010 and adjusted EBITDA of $992,000 in the previous quarter.  A discussion of this non-GAAP measure and reconciliation to the applicable GAAP measure is included below.

Adept's cash and cash equivalents balance at September 25, 2010 was $7.6 million, compared to $8.6 million as of June 30, 2010.

"The first quarter was marked by solid operational execution as we achieved strong year-over-year revenue growth, completed the integration of our recent acquisition MobileRobots and launched our new automated packaging cell into the market. Despite what is seasonally a slow quarter, we began to see initial signs of recovery in our traditional industrial customer base in Germany," said John Dulchinos, president and chief executive officer of Adept.  "It also marked the validation of our acquisition of MobileRobots, Inc., with some very exciting synergies in markets and customers.  Since completing the transaction, we have identified several new opportunities for mobile applications in our traditional industrial markets as well as the packaging, logistics, and medical markets."

Recent Highlights:

Additional operating highlights of the quarter included:

  Successful integration of the acquired MobileRobots business, including cross-sales training and identification of resulting synergistic opportunities.
  Showcasing of Adept's most advanced packaging solutions at Pack Expo, including: the Adept MT400 mobile robot powered by Motivity Core from MobileRobots; and the Company's newest automation cell dedicated to the packaging industry, the Adept Packaging Automation Cell, or PAC.
  The receipt of an order for 100 robots from a large German solar manufacturer to be fulfilled over the next year.

Quarterly Conference Call

John Dulchinos, president and chief executive officer, and Lisa Cummins, vice president and chief financial officer, will host an investor conference call today, November 4, 2010 at 5:00 P.M Eastern Time, to review the Company's financial and operating performance for the fiscal 2011 first quarter. The call may also include statements regarding the Company's anticipated operations during the remainder of fiscal 2011. These statements will be forward-looking, and actual results may differ materially. The Company intends to continue its practice of not updating forward-looking statements or providing anticipated financial performance information not included in this press release. The call can be accessed by dialing (877) 941-6009. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.adept.com in the Investor Relations section of the website. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com and a telephonic playback of the conference call will also be available for seven days following the call.  Replay listeners should call (800) 406-7325 and enter the passcode 43577814#.

Company Profile

Adept is a global, leading provider of intelligent robotics systems and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing and other automated processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Packaging, Medical, Disk Drive/Electronics and Solar; as well as to traditional industrial markets including machine tool automation and automotive components. More information is available at www.adept.com.

All trade names are either trademarks or registered trademarks of their respective holders.

The Adept Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5387

Use of Non-GAAP Financial Information

In addition to presenting GAAP net income (loss), we present adjusted EBITDA (loss), which we define as earnings (loss) before interest income, income taxes, depreciation and amortization, goodwill impairment, merger and acquisition related expenses and stock-based compensation expense, as a relevant measure of performance approximating operating cash flow, a metric commonly used among technology companies. We believe that this provides meaningful supplemental information to our investors regarding our ongoing operating performance, and it was used as a basis for an incentive compensation program for our management team in fiscal 2010.

Adjusted EBITDA (loss) should be considered in addition to, and not as a substitute for, GAAP measures of financial performance. For more information on our adjusted EBITDA (loss), please see the table captioned "Reconciliation of GAAP net income (loss) to Adjusted EBITDA (loss)" below. While we believe that adjusted EBITDA (loss) is useful as described above, it is incomplete and should not be used to evaluate the full performance of the Company or its prospects. Although historically infrequent, unpredictable and significantly variable and thus included in this adjustment, mergers and acquisitions expenses may occur in the future if additional acquisitions are pursued. Additionally, stock-based compensation has been, and will continue to be, a recurring expense as an important incentive component of employee compensation. GAAP net income (loss) is the most complete measure available to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our filings with the Securities and Exchange Commission, provides the full accounting for how we have decided to use resources provided to us from our customers and shareholders.

Forward-Looking Statements

This press release contains forward-looking statements including, without limitation, statements about our expectations for increased activity in our markets and potential new markets and our ability to grow our customer base and revenues through our acquisition of MobileRobots. Such statements are based on current expectations and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks and uncertainties that are difficult to predict. The Company's actual results could differ materially from those expressed in forward-looking statements for a variety of reasons, including but not limited to factors affecting our fluctuating operating results that are difficult to forecast or outside our control: the effect of the current economic downturn in manufacturing and other businesses of our customers; the timing and impact of the Company's decisions to engage in acquisition activities and other expense-related matters; the ability to integrate MobileRobots and impact of the acquired company on the Company's operations,  the Company's inability to react quickly to changes in demand for our products; risks of acceptance of the Company's new or current products in the marketplace; the costs of international operations, sales and foreign suppliers and the impact of foreign currency exchange; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; the highly competitive nature of and rapid technological change within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's increasing investment in markets that are subject to increased regulation; risks associated with sole or single sources of supply; potential delays associated with the development and introduction of new products; and the need to complete acquisitions to expand operations.

For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2010, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors.

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 25,	June 30,
	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$7,642	$8,618
Accounts receivable, less allowance for doubtful accounts of
$466 at September 25, 2010 and $505 at June 30, 2010	12,220	12,694
Inventories	10,623	9,672
Other current assets	543	461
Total current assets	31,028	31,445

Property and equipment, net	1,543	1,695

Goodwill	148	148
Intangible assets	1,112	1,170
Other assets	539	534
Total assets	$34,370	$34,992

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,522	$9,364
Accrued payroll and related expenses	1,817	1,789
Accrued warranty	1,042	1,328
Other accrued liabilities	816	1,068
Total current liabilities	12,197	13,549

Long-term liabilities:
Line of credit	1,000	1,000
Other long-term liabilities	1,252	1,040
Total liabilities	14,449	15,589

Total stockholders' equity	19,921	19,403
Total liabilities and stockholders' equity	$34,370	$34,992

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	September 25,	September 26,
	2010	2009

Revenues	$14,614	$11,706
Cost of revenues	8,221	6,382
Gross margin	6,393	5,324
Operating expenses:
Research, development and engineering	1,682	1,214
Selling, general and administrative	5,291	4,319
Amortization of other intangibles assets	58	--
Total operating expenses	7,031	5,533

Operating loss	(638)	(209)
Interest expense, net	(12)	(1)
Currency exchange gain (loss)	(370)	179

	(1,020)	(31)
Loss before income taxes	39	51
Provision for income taxes
Net loss	$(,059)	$82)

Loss per share:
Basic and diluted	($0.12)	($0.01)

Shares used in computing per share amounts:
Basic and diluted	8,639	$8,288
ADEPT TECHNOLOGY, INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months ended September 25, 2010	Three Months ended June 30, 2010	Three Months ended September 26, 2009

Net loss	$(1,059)	$(186)	$(82)
Interest (income), expense, net	12	(1)	1
Income taxes	39	(33)	51
Depreciation	271	303	382
Amortization of intangibles	58	--	--
Stock compensation expense	795	219	341
Merger and acquisition expenses	87	690	--
Adjusted EBITDA	$203	$992	$693
CONTACT:  Adept Technology, Inc.
          Lisa Cummins, Chief Financial Officer
          925-245-3400
          Investor.relations@adept.com

          Avalon IR
          Bonnie McBride
          415-454-8898
          bonnie@avalonir.com